Exhibit 23.2

Consent of Independent Auditor

The Board of Directors
Callon Petroleum Company:

We consent to the use of our report dated November 14, 2018, with respect to the Cimarex Acquisition Statement of Revenue and Direct Operating Expenses for the year ended December 31, 2017 and the related notes to the financial statement, incorporated herein by reference.

/s/ KPMG LLP

Denver, Colorado
December 20, 2019